June 30, 2011

Via EDGAR

Kevin W. Vaughn
Branch Chief
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:         Pulaski Financial Corp.
Form 10-K for Fiscal Year Ended September 30, 2010
Filed December 17, 2010
File No. 000-24571

Form 10-Q for Fiscal Quarter Ended March 31, 2011
Filed May 12, 2011

Dear Mr. Vaughn:

Pursuant to my telephone conversation with Commission staff today, the Company hereby undertakes that it will file its responses to the Staff’s comment letter no later than Thursday, July 21, 2011.

Please contact the undersigned at (314) 317-5046 if you have any questions.

Sincerely,

/s/ Paul J. Milano

Paul J. Milano
Chief Financial Officer

cc:           Rebekah Blakeley Lindsey, Securities and Exchange Commission